Exhibit 3.66

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

ICG ADDCAR SYSTEMS, LLC

Dated as of June 30, 2012

Table of Contents

Article I Formation and Offices		1
1.01	Limited Liability Company Agreement	1
1.02	Formation	1
1.03	Principal Office	1
1.04	Registered Office and Registered Agent	1
1.05	Purpose	1
1.06	Date of Dissolution	2

Article II Capitalization of the Company		2
2.01	Capital Contribution	2
2.02	Additional Capital Contributions	2
2.03	Membership Interest	2
2.04	Certificates for Units	2

Article III Cash Distributions; Profits and Losses for Tax Purposes		3
3.01	Cash Distributions Prior to Dissolution	3
3.02	Allocation of Profits and Losses for Tax Purposes	3

Article IV Member		3
4.01	Actions of the Member	3
4.02	Powers of the Member	3
4.03	Other Business Ventures	3

Article V Board of Directors; Officers		3
5.01	Powers of the Board of Directors	3
5.02	Limitation on Powers of the Board of Directors	3
5.03	Duties of the Board of Directors	4
5.04	Number, Appointment, Tenure and Election of the Directors	5
5.05	Removal, Resignation and Election of a Director	5
5.06	Meetings of the Board of Directors	5
5.07	Officers	5

Article VI Liability and Indemnification		6
6.01	Liability of the Member and the Directors	6
6.02	Indemnification	6
6.03	Expenses	7
6.04	Non-Exclusivity	7
6.05	Insurance	7
6.06	Duties	7

Article VII Transferability; Assignment		8
7.01	Transferability; Assignment	8
7.02	Pledge of Units	8

Article VIII Dissolution and Termination		8
8.01	Events Causing Dissolution	8

i

8.02	Notices to Secretary of State	8
8.03	Cash Distributions Upon Dissolution	8
8.04	In-Kind Distributions	9

Article IX Accounting and Bank Accounts		9
9.01	Fiscal Year and Accounting Method	9
9.02	Books and Records	9
9.03	Tax Returns and Elections	9
9.04	Bank Accounts	9

Article X Miscellaneous		9
10.01	Amendment	9
10.02	No Third Party Rights	9
10.03	Severability	10
10.04	Binding Agreement	10
10.05	Headings	10
10.06	Counterparts	10
10.07	Entire Agreement	10
10.08	Governing Law	10

ii

Amended and Restated Limited Liability Company Agreement

of

ICG ADDCAR SYSTEMS, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of ICG ADDCAR SYSTEMS, LLC (the “Company”) is made and entered into as of this 30th day of June, 2012 (the “Effective Date”) by the person executing this Agreement as a member on the signature page hereof (such person and any substitute or additional member, a “Member”).

Recitals

A.                                    The Member is the sole party to that certain Limited Liability Company Agreement of the Company as of September 23, 2004 (the “Prior Agreement”).

B.                                    The Member desires to (i) amend and replace the Prior Agreement in its entirety by this Agreement, and (ii) operate the Company as a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”), as more fully set forth herein.

Agreements

NOW, THEREFORE, in consideration of the foregoing premises and the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member agree as follows:

Article I

Formation and Offices

1.01                        Limited Liability Company Agreement. The Member agrees that this Agreement (a) constitutes the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act, (b) will be effective as of the Effective Date, (c) as of the Effective Date will amend and replace, in its entirety, the Prior Agreement, and (d) will govern the rights, duties and obligations of the Member, except as otherwise expressly required by the Act.

1.02                        Formation. The Member adopts, approves and ratifies the execution and filing in the office of the Secretary of State of the State of Delaware of the Company on September 10, 2004 (the “Certificate”).

1.03                        Principal Office. The principal office of the Company shall be located at CityPlace One, One CityPlace Drive, Suite 300, St. Louis, Missouri, or at such other place as the Member may determine from time to time.

1.04                        Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate, as determined from time to time by the Member.

1.05                        Purpose. The Company may engage in any lawful act or activity for which a limited liability company may be formed under the Act and in any and all activities necessary, incidental or convenient to the foregoing.

1.06                        Date of Dissolution. The duration of the Company shall be perpetual.

Article II

Capitalization of the Company

2.01                        Capital Contribution. The name, address and capital contributions of the Member shall be reflected in the books and records of the Company.

2.02                        Additional Capital Contributions. The Member shall not be required to make any additional capital contributions to the Company. The Member may make additional capital contributions to the Company at such times and in such amounts as it deems appropriate.

2.03                        Membership Interest. The membership interests in the Company shall consist of 100 membership units (the “Units”). Schedule A to this Agreement, as may be amended from time to time, shall set forth the name of the Member and the number of Units held by such Member.

2.04                        Certificates for Units.

(a)                                 The Units of the Company will be certificated. Each Unit shall be signed by, or in the name of the Company by, any Director or the President or any Vice President, Secretary or Assistant Secretary of the Company, certifying the number of Units owned by such person. In case any officer who has signed a certificate shall have ceased to be an officer of the Company before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer at the date of issue.

(b)                                 The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed.

(c)                                  The following legend (in addition to any other legends required by applicable law or otherwise) shall be included on each certificate representing Units:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE DELAWARE SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE AND CANNOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR THE DELAWARE SECURITIES ACT IS THEN IN EFFECT WITH RESPECT TO THE SECURITIES REPRESENTED HEREBY; OR (II) SUCH SALE OR TRANSFER HAS BEEN EXEMPT FROM REGISTRATION.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ISSUED PURSUANT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY, AND SUCH SECURITIES ARE SUBJECT TO THE LIMITATIONS THEREIN.

THIS CERTIFICATE EVIDENCES A MEMBERSHIP INTEREST IN THE COMPANY AND SHALL BE A “SECURITY” GOVERNED AND FOR PURPOSES OF ARTICLE 8 OF THE UNIFORM

COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION IN WHICH THIS CERTIFICATE IS HELD BY A PLEDGEE HEREOF.

Article III

Cash Distributions; Profits and Losses for Tax Purposes

3.01                        Cash Distributions Prior to Dissolution. The Board of Directors shall have the right to determine the amount, if any, that should be distributed to the Member each year; provided, however, that no distribution shall be permitted to the extent prohibited by the Act. No distribution shall be determined a return or withdrawal of a capital contribution unless so designated by the Member or board of Directors.

3.02                        Allocation of Profits and Losses for Tax Purposes. The Company shall maintain a separate capital account for the Member in accordance with the rules applicable to partnerships in Treasury Regulation 1.7041(b)(2)(iv) or any successor Treasury Regulations which by their terms would be applicable to the Company. All profits and losses of the Company shall be allocated to the Member.

Article IV

Member

4.01                        Actions of the Member. Any action required or permitted to be taken by the Member may be taken without a meeting if a consent in writing setting forth the action so taken is signed by or on behalf of the Member. The Member shall elect the members of the Board of Directors annually or with such other frequency as the Member may determine appropriate from time to time.

4.02                        Powers of the Member. The Member, acting solely in its capacity as a Member, shall have no authority to act as an agent of the Company or have any authority to act for or to bind the Company.

4.03                        Other Business Ventures. The Member and any manager may engage in or possess an interest in any other business venture of any nature or description, independently or with others, whether or not similar to or in competition with the business of the Company. No manager shall be required to devote all such manager’s time or business efforts to the affairs of the Company, but shall devote so much of such manager’s time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

Article V

Board of Directors; Officers

5.01                        Powers of the Board of Directors. Except as otherwise provided hereunder, the business and affairs of the Company shall be managed by the Board of Directors (such directors having all of the rights and powers which are possessed by a manager, and shall each be deemed to be a manager, under the Act pursuant to Section 18-402 of the Act). Any decision or act of the Board of Directors within the scope of its power and authority granted hereunder shall control and shall bind the Company.

5.02                        Limitation on Powers of the Board of Directors. Without the approval of the Member, the Board of Directors shall not have the authority to:

(a)                                 terminate, dissolve or wind-up the Company;

(b)                                 (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of the Company or of all or a substantial part of the assets of the Company, (ii) admit in writing the Company’s inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) have an order for relief entered against the Company under applicable federal bankruptcy law, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any insolvency law or any answer admitting the material allegations of a petition filed against the Company in any bankruptcy, reorganization or insolvency proceeding;

(c)                                  amend the Certificate of Formation;

(d)                                 issue a membership interest to any person and admit any person as an additional Member;

(e)                                  approve a merger or consolidation of the Company with or into another person or the acquisition by the Company of another business (either by asset, stock or interest purchase) or any equity of another entity;

(f)                                   authorize any transaction, agreement or action on behalf of the Company that is unrelated to its purpose as set forth in this Agreement, that otherwise contravenes this Agreement or that is not within the usual course of the business of the Company; or

(g)                                  redeem any membership interest or recapitalize the Company.

5.03                        Duties of the Board of Directors. In addition to the rights and duties of the Board of Directors set forth elsewhere in this Agreement and subject to the other provisions of this Agreement, the Board of Directors shall be responsible for and are hereby authorized to:

(a)                                 control the day to day operations of the Company;

(b)                                 hire or appoint employees, agents, independent contractors or officers of the Company;

(c)                                  carry out and effect all directions of the Member;

(d)                                 select and engage the Company’s accountants, attorneys, engineers and other professional advisors;

(e)                                  apply for and obtain appropriate insurance coverage for the Company;

(f)                                   temporarily invest funds of the Company in short term investments where there is appropriate safety of principal;

(g)                                  acquire in the name of the Company by purchase, lease or otherwise, any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(h)                                 engage in any kind of activity and perform and carry out contracts of any kind necessary to, in connection with! or incidental to the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the Act and are in the ordinary course of the Company’s business; and

(i)                                     negotiate, execute and perform all agreements, contracts, leases, loan documents and other instruments and exercise all rights and remedies of the Company in connection with the foregoing.

5.04                        Number, Appointment, Tenure and Election of the Directors. The initial managers of the Company shall be selected by the Member. The Board of Directors may, from time to time, increase or decrease the number of managers, but in no instance shall the number of Directors be less than one.

5.05                        Removal, Resignation and Election of a Director. Any manager may be removed from such position at any time, with or without cause, by the Member. A manager may resign from such position at any time upon prior notice to the Member. Any vacancy created in a manager position by the removal or resignation of a manager or otherwise shall be filled by a new manager selected by the Member.

5.06                        Meetings of the Board of Directors.

(a)                                 Meetings of the Board of Directors shall be held at such time and at such places as they shall determine. No meeting of the Board of Directors shall be held without a quorum being present, which shall consist of a majority of the managers. Directors may participate in a meeting of the Board of Directors by means of conference telephone or other similar communication equipment whereby all managers participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting. Action of the Board of Directors shall require the favorable vote of a majority of all managers.

(b)                                 Any action required or permitted by this Agreement to be taken at any meeting of the Board of Directors may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all of the Directors.

5.07                        Officers.

(a)                                 The Board of Directors may appoint a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement, or as the Board of Directors may determine.

(b)                                 The President shall have general and active management power and authority with respect to the day to day affairs of the Company and shall perform such duties and undertake such responsibilities as the Board of Directors shall designate. The President shall see that all orders and resolutions of the Board of Directors are carried into effect.

(c)                                  A Vice President shall perform such duties and have such responsibilities as may be prescribed by the Board of Directors and/or the President.

(d)                                 The Secretary shall keep or cause to be kept a record of the affairs of the Company, including all orders and resolutions of the Member and the Board of Directors and record minutes of all such items in a book to be kept for that purpose. The Secretary shall also perform such other duties as may be prescribed by the Board of Directors and/or the President.

(e)                                  The Treasurer shall have responsibility for the safekeeping of the funds and securities of the Company, shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company and shall keep or cause to be kept all other books of account and accounting records of the Company. The Treasurer shall have the general duties, powers and responsibility of a treasurer of a corporation. The Treasurer shall also perform such other duties and shall have such other responsibility and authority as may be prescribed by the Board of Directors and/or the President.

(f)                                   Each officer of the Company shall hold such office at the pleasure of the Board of Directors or for such other period as the Board of Directors may specify at the time of election or appointment, or until such officer’s death, resignation or removal by the Board of Directors.

Article VI

Liability and Indemnification

6.01                        Liability of the Member and the Directors. The Member shall only be liable to make the payment of the Member’s initial capital contribution. Neither the Member nor any Manager shall be liable for any obligations of the Company. Except as otherwise specifically provided in the Act, the Member shall not be obligated to pay any distribution to or for the account of the Company or any creditor of the Company.

6.02                        Indemnification.

(a)                                 The Member, the managers, any officers of the Company appointed by the Board of Directors, and their affiliates, and their respective stockholders, members, managers, directors, officers, partners, agents and employees (individually and collectively, an “Indemnitee”) shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (each a “Claim”), in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s status as any of the foregoing, which relates to or arises out of the Company, its assets, business or affairs, if in each of the foregoing cases, the Indemnitee acted in good faith and in a manner such Indemnitee believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Article VI shall be made only out of the assets of the Company, and neither the Member nor any manager shall have any personal liability on account thereof.

(b)                                 In the event that an amendment to this Agreement reduces or eliminates any Indemnitee’s right to indemnification pursuant to this Article VI, such amendment shall not be effective with respect to any Indemnitee’s right to indemnification that accrued prior to the date of such amendment. For purposes of this Section 6.02(b), a right to indemnification shall accrue as of the date of the event underlying the Claim that gives rise to such right to indemnification.

(c)                                  All calculations of Claims and the amount of indemnification to which any Indemnitee is entitled under this Article VI shall be made (i) giving effect to the tax consequences of any such Claim and (ii) after deduction of all proceeds of insurance net of retroactive premiums and self-insurance retention recoverable by the Indemnitee with respect to such Claims.

6.03                        Expenses. Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding described in Section 6.02 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding, in the discretion of the Board of Directors, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article VI.

6.04                        Non-Exclusivity. The indemnification and advancement of expenses set forth in this Article VI shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, the Act, the Certificate, this Agreement, any other agreement, a vote of the Member, a policy of insurance or otherwise, and shall not limit in any way any right which the Company may have to make additional indemnifications with respect to the same or different persons or classes of persons, as determined by the Board of Directors. The indemnification and advancement of expenses set forth in this Article VI shall continue as to an Indemnitee who has ceased to be a named Indemnitee and shall inure to the benefit of the heirs, executors, administrators, successors and assigns of such a person.

6.05                        Insurance. The Company may purchase and maintain insurance on behalf of the Indemnitees against any liability asserted against them and incurred by them in such capacity, or arising out of their status as Indemnitees, whether or not the Company would have the power to indemnify them against such liability under this Article VI.

6.06                        Duties. An authorized officer or manager shall discharge his or her duties hereunder in good faith, with the care a corporate officer of like position would exercise under similar circumstances, in the manner he or she reasonably believes to be in the best interest of the Company, and shall not be liable for any such action so taken or any failure to take such action, if he or she performs such duties in compliance herewith.

Article VII

Transferability; Assignment

7.01                        Transferability; Assignment. The Member shall have the right to sell, pledge, hypothecate or otherwise transfer all or any part of such Member’s membership interest in the Company at any time.

7.02                        Pledge of Units. The Member hereby consents, both on behalf of itself and the Company, to the pledge by the Member of the Units to PNC Bank, National Association, as Collateral Agent (the “Collateral Agent”), and agrees that any such pledge may be foreclosed and sold at a foreclosure sale, or the pledged interest transferred to the Collateral Agent or its designee in lieu of foreclosure, and/or the rights of the Collateral Agent under such pledge exercised, and the Collateral Agent or its designee shall thereupon be entitled to all rights as a Member without the need for any consents, approvals or other action by the Company or the Member, and without the necessity of the Collateral Agent becoming a substitute member.

Article VIII

Dissolution and Termination

8.01                        Events Causing Dissolution. The Company shall be dissolved upon the first to occur of the following events:

(a)                                 The vote of the Member to dissolve;

(b)                                 The sale or other disposition of substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or

(c)                                  Except as otherwise agreed upon in this Agreement, any other event causing a dissolution of the Company under the provisions of the Act.

8.02                        Notices to Secretary of State. As soon as possible following the occurrence of the events specified in Section 8.01, the Company shall file a Certificate of Cancellation with the Secretary of State of Delaware which cancels the Certificate.

8.03                        Cash Distributions Upon Dissolution. Upon the dissolution of the Company as a result of the occurrence of any of the events set forth in Section 8.01, the Board of Directors shall proceed to wind up the affairs of and liquidate the Company and the liquidation proceeds, if any, shall be applied and distributed in the following order of priority:

(a)                                 First, to the payment of debts and liabilities of the Company in the order of priority as provided by law (including any loans or advances that may have been made by the Member to the Company) and the expenses of liquidation;

(b)                                 Second, to the establishment of any reserve which the Board of Directors may deem reasonably necessary for any contingent, conditional or unasserted claims or obligations of the Company; and

(c)                                  Finally, the remaining balance of the liquidation proceeds, if any, to the Member.

8.04                        In-Kind Distributions. Notwithstanding the foregoing, in the event the Board of Directors shall determine that an immediate sale of part or all of the property of the Company would cause undue loss to the Member, or the Board of Directors determines that it would be in the best interest of the Member to distribute property of the Company to the Member in-kind, then the Board of Directors may either defer liquidation of, and withhold from distribution for a reasonable time, any property of the Company except that necessary to satisfy the Company’s debts and obligations, or distribute such property to the Member in-kind.

Article IX

Accounting and Bank Accounts

9.01                        Fiscal Year and Accounting Method. The fiscal year of the Company shall be as designated by the Board of Directors. The Board of Directors shall also determine the accounting method to be used by the Company.

9.02                        Books and Records. Proper and complete records and books of account shall be kept by the Board of Directors in which shall be entered all transactions and other matters relative to the Company business. The Company’s books and records shall be prepared in accordance with generally accepted accounting principles, consistently applied. The Member shall have the right at any time and without notice to inspect the books and records of the Company.

9.03                        Tax Returns and Elections. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. As soon as reasonably practicable after the end of each fiscal year of the Company, the Company shall cause to be prepared and delivered to the Member all information with respect to the Company necessary for the Member’s federal and state income tax returns.

9.04                        Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account approved by the Board of Directors and in the Company’s name. Withdrawals therefrom shall be made only by persons authorized to do so by the Board of Directors.

Article X

Miscellaneous

10.01                 Amendment. Except as otherwise expressly provided elsewhere in this Agreement, this Agreement shall not be altered, modified or changed except by an amendment approved by the Member. In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Board of Directors without the consent of the Member (i) to cure any ambiguity or to correct or supplement any provision herein which may be inconsistent with any other provision herein or (ii) to delete or add any provisions of this Agreement required to be so deleted or added by federal, state or local law, the Internal Revenue Service or any other federal or state agency or any other similar entity or official.

10.02                 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. The parties to this Agreement expressly retain any and all rights to amend this Agreement as herein provided, notwithstanding any interest in this Agreement or in any party to this Agreement held by any other person. Notwithstanding anything to the contrary in this Section 10.02, this section shall not apply to the Collateral Agent.

10.03                 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

10.04                 Binding Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

10.05                 Headings. The headings of the Articles and Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

10.06                 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

10.07                 Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior writings or agreements with respect to the subject matter hereof.

10.08                 Governing Law. This Agreement shall be construed according to and governed by the laws of the State of Delaware.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ICG, Inc.

By:	/s/ Jon S. Ploetz
Jon S. Ploetz, Secretary

SCHEDULE A

Member	Number of Membership Units

ICG, Inc.	100